Exhibit 99.1
September 5, 2006
Dear Biopure Stockholders, Employees and Friends:
I am writing to update you on Biopure Corporation’s activities.
Thus far in 2006, we have filed a marketing application for our oxygen therapeutic Hemopure® in the United Kingdom, started new ischemia clinical trials outside the U.S., and begun selling in South Africa. We have also strengthened our senior scientific staff, continued working toward being able to resume clinical development in the U.S., supported the Navy’s trauma development program, and seen promising preclinical data published in peer-reviewed scientific journals. In addition, we have raised capital to support the company’s operations. While our financial condition remains a concern, I look forward to improvement based on the work we and our collaborators are doing. I briefly discuss these issues below.
U.K. Marketing Application
In July 2006 we submitted a marketing authorization application to the United Kingdom’s regulatory agency to market Hemopure in the U.K. for treating acutely anemic adult orthopedic surgery patients under age 80. After reanalyzing data and consulting with experts, we thought our existing database could support a successful application in the U.K. We expect to hear at any time whether the agency will accept the application for review. If it does, it generally takes a year or more for the agency’s decision on the application. If marketing authorization is granted in the U.K., we would have the option to seek registration of the product in other member states in the European Economic Area through the Mutual Recognition Procedure.
Ischemia Development
In Europe and South Africa, we continue to conduct pilot clinical trials of Hemopure in ischemia-related applications:
•	Our first ischemia trial was designed to assess the product’s safety and feasibility in patients with single-vessel coronary artery disease who were undergoing angioplasty and stent procedures, or percutaneous coronary intervention (PCI). This Phase 2 trial enrolled a total of 46 patients at five hospitals in Germany, Belgium and The Netherlands. As mentioned below, we are hopeful that the results of this trial will be published in a peer-reviewed medical journal.
•	A proposed Phase 2 trial in 15 patients with multi-vessel coronary artery disease who are undergoing PCI has been authorized in Belgium and is pending hospital authorization at the lead trial site in The Netherlands.
•	A 60-patient Phase 2 trial in patients undergoing multi-vessel coronary artery bypass graft (CABG) surgery has enrolled 17 patients in Greece and the U.K., and we intend to add sites.
•	A 100-patient Phase 2 trial in patients with peripheral vascular disease who are undergoing limb amputation below or through the knee has enrolled nine patients to date in South Africa, and patients are being screened for enrollment in the U.K.

Biopure update letter, page 2
Looking forward, we are working with cardiology consultants and clinical investigators to develop protocols for potential Phase 2 and Phase 3 trials of Hemopure in heart attack patients. The hypothesis for these proposed trials is that the product may improve oxygenation and heart function during coronary occlusion. We would expect to begin the first of the two trials if further ground work, including formal scientific advice from the European Medicines Agency (EMEA), indicates that the proposed Phase 3 trial design could be a pivotal trial forming the basis of a marketing application in the European Union.
In the U.S., we have requested a pre-IND meeting with the FDA to clarify the critical path for conducting ischemia trials in this country.
Trauma: Restore Effective Survival in Shock (RESUS)
The U.S. Navy’s proposed RESUS Phase 2/3 trial of Hemopure for out-of-hospital treatment of trauma patients in hemorrhagic shock remains on clinical hold at the FDA. Because patients would be unconscious or traumatized, the proposed trial design provides an exception from informed consent and a community consultation and disclosure process, as defined in FDA regulation 21 CFR 50.24. We expect a meeting of the FDA Blood Products Advisory Committee (BPAC) to consider issues about this trial to be rescheduled following cancellation of a meeting that was to have occurred in July. In the interim, we believe the Navy is continuing to address FDA questions to better prepare for the meeting when it occurs.
The FDA plans to hold a separate public hearing on October 11, 2006 to discuss the framework for emergency research conducted without informed consent under FDA’s emergency research rule. The agency recently released draft guidance for sponsors, clinical investigators and institutional review boards regarding such research.
At Johannesburg Hospital Trauma Unit in South Africa, we are continuing a company-sponsored, 50-patient Phase 2 safety and feasibility trial of Hemopure, in the hospital setting, for emergency treatment of unstable trauma patients with significant blood loss. Enrollment has been slow and intermittent, with 21 patients enrolled to date. We expect that data from the first 21 patients will be reviewed by an independent data safety monitoring board. This data has been provided to the U.S. Naval Medical Research Center for submission to the FDA.
South Africa
Hemopure is approved in South Africa for the treatment of adult surgical patients who are acutely anemic and for the purpose of eliminating, delaying or reducing the need for allogenic red blood cells in these patients. Because donated blood in South Africa, when available, costs less than Hemopure and is considered safe, our sales activities currently focus on emphasizing the product’s use when red blood cells are not readily available and on securing private insurer and government reimbursement for the product. In addition, anecdotal evidence from the product’s use in South Africa has contributed to our current clinical development in cardiac and peripheral limb ischemia.
Scientific Publications
Clinical trial manuscripts in preparation for possible publication in peer-reviewed medical journals include a report on the completed Phase 2 PCI trial and a report on the completed Phase 3 orthopedic surgery trial. Recent scientific publications regarding Hemopure include:
•	An article published the September 2006 issue of The American Journal of Physiology — Heart and Circulatory Physiology describes a preclinical study in dogs that was designed to simulate what happens during a heart attack (myocardial infarction). This pilot study, which was conducted at Columbia University, demonstrated that administration of Hemopure 15 minutes after the onset of myocardial ischemia reduced the amount of heart damage (infarct size) and improved cardiac function.

Biopure update letter, page 3
•	An article published in the September 2006 issue of SHOCK describes a preclinical study in a swine model of hemorrhagic shock that was designed to simulate acute trauma in the battlefield with a four-hour delay to hospital care. The study, which was performed at the Naval Medical Research Center, showed that Hemopure-treated pigs had improved maintenance of blood pressure, increased oxygen delivery to tissues, and less need for blood transfusion or additional fluids upon simulated hospital arrival compared with Hetastarch.
•	An article published in the July 2006 issue of the Journal of Trauma describes a preclinical study in a swine model of traumatic brain injury (TBI) and hemorrhage that was designed to evaluate the safety and efficacy of Hemopure as compared to standard care. The study was conducted at the University of Miami and showed that, after TBI, Hemopure provided more rapid restoration of brain perfusion and oxygenation without deleterious effects compared to the control group. Furthermore, 90 percent of Hemopure-treated animals were successfully removed from ventilator support while all control animals required ventilation.
Abstracts for these articles can be accessed online via http://www.biopure.com/abstracts09052006.
Senior Scientific Staff
This year we have been able to attract highly qualified people to our senior scientific staff. In May, we announced the addition of A. Gerson Greenburg, M.D., Ph.D as vice president of Medical Affairs. A board-certified general surgeon, professor emeritus of surgery at Brown University, and expert in oxygen therapeutics, Gerson brings to Biopure over 40 years of experience in clinical care, quality systems, teaching and research. In addition, we have added to our senior staff a cardiovascular pharmacologist and a biomedical engineer with oxygen therapeutics expertise.
In other developments, we recently raised $5.0 million to sustain our operations, for a total of approximately $10.8 million raised since January 1 including the exercise of warrants.
In closing, I wish to express my dedication to the company and its shareholders in meeting the challenges ahead and introducing a new standard of care in oxygen therapy that I strongly believe will benefit patients worldwide. I appreciate your continued support and look forward to providing you with further updates showing progress. If you have not already done so, I encourage you to subscribe to receive immediate email notification of new update letters, press releases and/or other investor documents by visiting the “Email Alerts” section of our website at www.biopure.com.
Cordially,
Zafiris G. Zafirelis
Chairman, President and CEO

Biopure update letter, page 4
The content of this letter does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
Cautionary Statement Regarding Forward-Looking Information
Statements in this letter that are not strictly historical are forward-looking statements, including those that might imply that the proposed RESUS trauma trial will be allowed to proceed or that the marketing application for Hemopure in the United Kingdom will be accepted for review, will receive marketing authorization or will result in substantial sales. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in or unpredictable outcomes of clinical trials. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Form 10-Q filed on June 9, 2006, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov.